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                                                            EXHIBIT 99.23(p)(1)

                                                               "CCMT Code"

                        CENTURY CAPITAL MANAGEMENT TRUST

                                 Code of Ethics

      The Century Capital Management Trust Code of Ethics is designed to avoid actual or apparent conflicts of interest between personal transactions and the business of the Trust and to avoid practices which are not consistent with fiduciary responsibilities. Such fiduciary responsibilities include: (a) the duty at all times to place the Trust's shareholders' interests first, (b) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in a manner which avoids any actual or potential conflict of interest or abuse of an individual's position of trust and responsibility, and (c) the fundamental standard that Trust personnel should not take inappropriate advantage of their positions. The Code of Ethics governs personal investment activities and provides reporting requirements.

Section 1. Definitions

1.1   Definitions

      (a) "Fund" means Century Small Cap Select Fund and any additional mutual fund created as a series of Century Capital Management Trust.

      (b) "Access Person" means any Trustee, officer, or Advisory Person of the Fund and any director, officer, or general partner of any investment adviser to the Fund.

      (c) "Advisory Person" means (i) any employee of the Fund or of any investment adviser to the Fund (or of any company in a Control relationship to the Fund or such investment adviser), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Fund or such investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Security.

      (d) "Approval" means the approval of the Chairman of the Trustees of the Fund or, should the Chairman be the Access Person seeking Approval, by a Disinterested Trustee of the Fund, in either case applying the standard that granting such Approval would be consistent with the interests of the Fund and its shareholders.

      (e) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation

      (f) "Beneficial Ownership" shall mean a direct or indirect pecuniary interest, and shall be interpreted in the same manner as it would be under SEC Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

      (g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

      (h) "Disinterested Trustee" means a Trustee of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act.

      (i) "Ineligible Security" shall have the meaning set forth in Section 3.1(b) below.

      (j) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

      (k) "Portfolio Manager" shall mean the person(s) responsible for the daily management of the Fund's portfolio, and shall include the individual members of any Investment Committee established to manage such portfolio.

      (l) "Purchase or sale of a Security" includes, inter alia, the writing or purchase of an option to purchase or sell a Security.

      (m) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, or high quality short term debt instruments, including repurchase agreements.

      (n) "Security held or to be acquired" by the Fund means any Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund for purchase by the Fund, and includes any option to purchase or sell, and any security convertible into or exchangeable for, such Security.

Section 2. Prohibited Fraudulent Actions

      No Trustee, officer or employee of the Fund, or of any investment adviser to the Fund, or any other affiliated person of the Fund or investment adviser shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Fund:

      (a)  employ any device, scheme or artifice to defraud the Fund;

      (b) make any untrue statement of a material fact to the Fund or in connection with any Approval, or omit to state a material fact necessary in order to make the statements made to the Fund or in connection with any Approval, in light of the circumstances in which they are made, not misleading;

      (c) engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

      (d)  engage in any manipulative practice with respect to the Fund.

Section 3. Additional Prohibitions

3.1      Exempted Transactions

         The prohibitions of Section 3 of this Code shall not apply to:

      (a) Purchases or sales of Securities effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or control.

      (b) Purchases or sales of Securities which are not eligible for purchase or sale by the Fund ("Ineligible Securities") or are broadly-based traded options or futures; except to the extent described in Sections 3.3(a)(i) and (ii).

      (c) Purchases or sales of Securities which are non-volitional on the part of either the Access Person or the Fund.

      (d) Purchases or sales of Securities as part of an automatic dividend reinvestment plan.

      (e) Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

      (f) Purchases or sales of Securities which receive prior written Approval because economic harm to the Fund from such transactions is only remotely potential, because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to Securities to be purchased, sold or held by the Fund.

3.2   Prohibited Purchases and Sales

      No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any Beneficial Ownership and which he or she knows or should have known at the time of such purchase or sale:

      (a)  is being considered for purchase or sale by the Fund; or

      (b) is being purchased or sold by the Fund or otherwise the subject of a pending "buy" or "sell" order placed on behalf of the Fund.

3.3   Other Prohibited Personal Investment Activity

      (a) In addition to the prohibitions described in Section 3.2 above, no Access Person, except a Disinterested Trustee or a Trustee of the Fund who is not simultaneously an officer of any investment adviser for the Fund:

           (i) shall purchase, directly or indirectly, any Security (including an Ineligible Security) in the Initial Public Offering of such Security; provided that an Access Person may purchase an Ineligible Security in the Initial Public Offering of such Security with written Approval;

           (ii) shall purchase, directly or indirectly, any Security (including an Ineligible Security) in a private placement, unless the Access Person shall have received prior to such purchase written Approval for the proposed purchase, and such Approval shall include the signed undertaking of the Access Person to disclose again such purchase in the future if and when the Access Person is involved in the Fund's consideration of an investment in any Securities of that issuer;

           (iii) shall obtain any profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security within any 60 calendar day period, and if the Access Person obtains any profit in violation of this Section 3.3(a)(iii), it shall be disgorged to the Fund; provided, however, that this Section 3.3(a)(iii) shall not apply to any two or more trades within a 60-day period entered into for personal tax purposes if the Access Person obtains written Approval prior to making the first such trade;

           (iv) shall receive any gift or other thing of more than de minimus value from any person or entity that does business with or on behalf of the Fund (except, in the case, of employees of the Fund's investment adviser, in such capacity from such firm) unless the Access Person obtains prior written Approval; or

           (v) shall serve on the Board of Directors of any publicly-traded company which is the issuer of any Security, unless the Access Person obtains prior written Approval.

      (b) In addition to the prohibitions described in Section 3.2 above, no Portfolio Manager during a period beginning seven days before and ending seven days after the date of any purchase or sale by the Fund of a Security, shall purchase or sell, directly or indirectly, such Security, and, if the Portfolio Manager purchases or sells a Security in violation of this Section 3.3(b), any profit obtained thereby shall be disgorged to the Fund;

Section 4. Reporting

4.1   In General

      Every Access Person (other than a Disinterested Trustee) shall make the reports to the Fund described in Section 4.3 of this Code with respect to (i) the Access Person's Beneficial Ownership of, or transactions in, any Security in which such Access Person has, or by reason of such transaction acquires, any Beneficial Ownership and (ii) certain accounts established by such person; provided, however, that an Access Person shall not be required to make any of such reports with respect to transactions effected for, or Securities held in, any account over which such person does not have any direct or indirect influence or control.

4.2   Disinterested Trustees

      A Disinterested Trustee shall file a quarterly transaction report in accordance with Section 4.3(b) to report any transaction in a Security in which such person has, or by reason of such transaction acquires, Beneficial Ownership if such Disinterested Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Trustee, should have known that, during the 15-day period immediately before or after the date of such transaction, such Security was purchased or sold by the Fund or was being considered by the Fund or its investment adviser for purchase or sale by the Fund.

4.3   Required Reports

      (a) Initial Holdings Report. No later than 10 days after becoming an Access Person, he or she shall submit an initial holdings report that shall contain the following information:

           (i) The title, number of shares, and/or principal amount of each Security in which the Access Person had any Beneficial Ownership when the person became an Access Person;

           (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

           (iii) The date that the report is submitted by the Access Person.

      (b) Quarterly Transaction Reports. No later than 10 days after the end of the calendar quarter in which an Access Person either (1) effects a transaction in any Security in which such Access Person has, or by reason of such transaction acquires, Beneficial Ownership or (2) establishes an account with any broker, dealer, or bank for holding or trading Securities of which such person has Beneficial Ownership, he or she shall submit a quarterly transaction report that shall contain the following information:

           (i) With respect to each such transaction during the calendar quarter:

           (A) The date of the transaction, the title, the interest rate and maturity date (if applicable), and the principal amount of each Security involved and/or the number of shares;

           (B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

           (C) The price at which the transaction was effected;

           (D) The name of the broker, dealer, or bank with or through whom the transaction was effected; and

           (E) The date that the report is submitted by the Access Person.

           (ii) With respect to any such account established during the calendar quarter:

           (A) The name of the broker, dealer, or bank with whom the Access Person established the account;

           (B) The date the account was established; and

           (C) The date that the report is submitted by the Access Person.

      (c) Annual Holdings Report. On or before January 30 of each year, every Access Person shall provide to the Fund an annual holdings report (which information must be current as of a date no more than 30 days before the report is submitted), which report shall contain the following information:

           (i) The title, number of shares, and/or principal amount of each Security in which the Access Person had Beneficial Ownership;

           (ii) The name of any broker, dealer, or bank with whom the Access Person maintains an account in which are held any Securities in which the Access Person has Beneficial Ownership; and

           (iii) The date that the report is submitted by the Access Person.

4.4   Miscellaneous

      (a) Any report required under this Section 4 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any Beneficial Ownership in the Security to which the report relates.

      (b) A report required under Section 4 may be in the form of a copy of the standard brokerage account statement of the affected Access Person, as long as it provides the information described within the time periods required in Section 4.

Section 5. Administration of the Code

5.1   Review of Reports.

      The Fund's designated Compliance Officer (or, in the absence of such an officer, the Secretary of the Fund), or, in the case of such officer's reports, the Chairman of the Trustees, shall review all reports submitted to the Fund under Section 4.3 and shall bring any material discrepancies or compliance issues to the attention of the Chairman or the Trustees as appropriate.

5.2   Sanctions

      Upon discovering a violation of this Code, the Trustees of the Fund may impose such sanctions as they deem appropriate, including inter alia, a letter of censure or suspension or termination of the employment or other service of the violator.

5.3   Annual Compliance Report

      On or before the initial meeting of the Trustees in each fiscal year, the Fund and its investment adviser(s) shall each furnish to the Trustees, and the Trustees shall consider, a written report that:

      (a) describes any issues arising under the Fund's or such adviser's Code or procedures for implementing such Code since the last such report to the Trustees, including, but not limited to, information about material violations of such Code or procedures and sanctions imposed in response to the material violations; and

      (b) certifies that it has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

5.4   Joint Administration

      Reports required under Section 4 may be submitted and maintained jointly with the same reports required under the Code of Ethics of any one or more other fund or company in a Control relationship with the Fund, provided that access to such reports is under the control of Fund personnel at all times.

Section 6. Recordkeeping Requirements

6.1   Reports

      The Fund shall maintain at its principal place of business the following records relating to the Code, and shall make such records available to the SEC at any time and from time to time for reasonable periodic, special or other examination:

      (a) a copy of each code of ethics for the Fund that is in effect, or at any time within the past five years was in effect, which shall be maintained in an easily accessible place;

      (b) a record of any violation of this Code, and of any action taken as a result of the violation, which shall be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

      (c) a copy of each report required under Section 4, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

      (d) a record of all persons, currently or within the past five years, who are or were required to make reports under Section 4, or who are or were responsible for reviewing these reports, which shall be maintained in an easily accessible place; and

      (e) a copy of each report required under Section 5.3, which shall be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

6.2   Approvals.

      (a) The Fund shall maintain a record of any Approval and the reasons supporting the Approval for at least five years after the end of the fiscal year in which the Approval is granted.


Effective Date:  June 7, 2000